Exhibit 99.1

Remarks by Hermann Waldemer

Chief Financial Officer

Philip Morris International Inc.

Consumer Analyst Group of New York

(CAGNY) Conference

FEBRUARY 17, 2010

(SLIDE 1.)

It is a great pleasure for me to be back at the CAGNY Conference, just one week after we announced our very strong 2009 results. Today I will focus on our positive outlook for 2010 and beyond.

Let me extend a warm welcome to those joining us on the web cast.

(SLIDE 2.)

During today’s presentation, I will be talking about results in 2009 and comparing them with the same period in 2008 unless otherwise stated. References to volumes are for PMI shipments. Industry volume and market shares are the latest data available from a number of internal and external sources. Organic volume refers to volume excluding acquisitions. Net revenue data excludes excise taxes.

Reconciliations of non-GAAP measures included in this presentation to the most comparable GAAP measures are provided at the end of this presentation, and are available on our website.

(SLIDE 3.)

My remarks contain forward-looking statements and, accordingly, I direct your attention to the Forward-Looking and Cautionary Statements section of today’s news release and our regular SEC filings.

(SLIDE 4.)

Let me start by sharing with you briefly the excellent set of results PMI delivered last year in a challenging economic environment, as it will set the stage for my discussion of the future.

(SLIDE 5.)

PMI’s 2009 cigarette volume was 864 billion units, down just 0.7% on a reported basis. Acquisitions accounted for 80 basis points of growth, hence organic volume was down just 1.5%, reflecting the impact of the global economic recession, and in particular higher unemployment levels, on total market sizes in the European Union, Eastern Europe and Japan, and consumer purchasing patterns in selected markets such as Russia and Spain. We realized our mid to long-term organic annual growth target of 1% in 2008 and remain confident that we can achieve it again going forward once employment levels recover.

(SLIDE 6.)

In our business, substantial net revenue growth can be achieved even when volumes decline. In 2009, PMI’s net revenues reached $25.0 billion, representing a growth rate of 5.3%, excluding currency and acquisitions, with increases across all four PMI regions. This result was fully in line with our mid to long-term constant currency annual growth target of 4 to 6% and was driven by strong pricing around the world, which more than offset weaker volumes and an unfavorable mix by a ratio of 3.5 to one on an OCI basis.

(SLIDE 7.)

In 2009, our adjusted OCI reached $10.4 billion. It grew by 8.7% excluding currency and acquisitions, surpassing our mid to long-term constant currency annual growth target of 6 to 8%, with profitability higher in all four PMI regions. Our adjusted OCI margin excluding currency was up 1.4 points to 42.8%, which I believe is quite an impressive number.

(SLIDE 8.)

Last year, adjusted diluted EPS reached $3.29, up by 15.4%, excluding the impact of unfavorable currency, in line with our guidance, and well above our mid to long-term constant currency annual growth target of 10 to 12%.

(SLIDE 9.)

So much for the past, let’s now look how certain trends will impact the future.

(SLIDE 10.)

I will begin with global volume trends in our industry. The estimated cigarette market, excluding the United States, grew by 0.9% in 2008 to 5.52 trillion units. This was driven not only by higher consumption in China, but also by a 2.3% growth in other non-OECD markets, including Argentina, Egypt, Indonesia and Pakistan, which more than offset the 3.3% decline in OECD markets.

(SLIDE 11.)

In 2009, the situation was rather different. Cigarette sales in non-OECD countries outside of China fell by 1.9%, a significant change from the previous year, and the global market only increased in size due to the rapid growth in China. Also in contrast, industry volume trends in OECD markets actually improved in 2009, with a slower rate of decline than in the previous year.

Today, China is not really an accessible market for international cigarette companies, so let me concentrate on trends in OECD and non-OECD markets outside of China.

(SLIDE 12.)

In Western Europe, we face an underlying volume trend of minus 2.5% to 3.0% a year. Central Europe, which was declining at a faster rate in the past couple of years, driven by large excise tax increases required following EU accession, will, in our opinion, align itself to the Western European decline rate.

The other very important market given its size is of course Japan. We estimate the underlying volume decline to be 3.5% to 4.0% a year. The extent of the decline in 2010 and 2011 will depend on the price/tax outcome that I will describe later.

(SLIDE 13.)

The situation in non-OECD markets is driven by the large markets of Russia with 390 billion units in 2009, and Indonesia with 260 billion units.

The Russian market grew an estimated 3.5% in the prosperous 2008 environment, but declined an estimated 2.7% in economically difficult 2009.

The global economic crisis hit Indonesia far less than most other economies. As a result, the market continued to expand at its previous pace of 4 to 5% a year, driven by the growing adult population and increasing purchasing power.

(SLIDE 14.)

In 2010, emerging Asian markets, such as Indonesia, are expected to continue to grow. The outlook for Russia is slightly better than last year as volumes are forecast to gradually stabilize. The Ukrainian market is likely to continue to be volatile, while, in Turkey, industry volume will be adversely impacted by recent large tax-driven price increases. Western European markets, other than Spain, are generally expected to follow historic trends and declines in Central Europe are expected to be similar in magnitude to those in Western Europe. In Japan, while we expect the underlying trend to remain unchanged, the additional adverse impact of the tax increase is difficult to predict. Overall, the forecast for global industry volume, excluding China and the United States, is a decline of around 2% in 2010, in line with 2009.

(SLIDE 15.)

Our share improvements should enable us to outperform the industry again in 2010, and we expect a similar organic volume performance to 2009, namely a decline of around 1.5%. Thereafter, a progressive return to our 1% annual organic growth target should be feasible, once the economic recovery translates into higher employment levels and improved consumer confidence, thanks to our excellent geographic footprint and the strength and breadth of our brand portfolio.

(SLIDE 16.)

While volume is important, our prime focus is on growing net revenues by 4-6% a year, excluding currency and acquisitions.

The key factors influencing revenue growth in our industry are excise taxes and prices.

(SLIDE 17.)

There are two aspects of excise taxation that are of paramount importance: the rate of increase and the structure.

Excise tax increases that are regular and reasonable tend to enhance government revenues and are manageable from an industry perspective. In contrast, large increases are disruptive and often have unintended consequences, such as encouraging contraband and counterfeit.

(SLIDE 18.)

Most governments are following a policy of regular, reasonable increases, or obtain increased revenues by participating in manufacturers’ price increases through an ad-valorem element in the excise tax. Australia, Mexico and Russia are good examples of the first approach, while France and Italy tend to follow the second approach.

However, from time to time, some governments implement unreasonable increases. In 2009, this was the case in Brazil and Ukraine. In 2010, this has occurred in Greece, Romania and Turkey.

(SLIDE 19.)

I mentioned Turkey earlier in my discussion of expected volume trends in 2010. In January this year, the Government implemented an unexpectedly large increase in the ad-valorem excise tax rate, raising it from 58% to 63%. At the same time, it increased the Minimum Excise Tax by 29% from 2.05 Turkish Lira per pack to 2.65. In response, we increased our retail prices by a magnitude that safeguards our unit margins.

(SLIDE 20.)

In Japan, the Government is proposing to increase excise taxes by 70 Yen a pack, or 40%, as of this October and we expect Parliamentary approval of this proposal by the end of March. With the consumption tax at 5%, and assuming that trade margins remain at 10%, the retail price increase required to pass-on the excise tax increase while maintaining unit revenues would be 82 Yen per pack. The proposed tax increase will result in unprecedented price increases in a market where consumers are known to be particularly price sensitive. While different scenarios can be developed, a forecast of the likely impact on market volumes in 2010 and in 2011 is inevitably speculative.

Our key objective in Japan is to obtain pricing freedom. If we were to be successful, and we are cautiously optimistic, this would provide a potential long-term perspective of increased industry profitability.

(SLIDE 21.)

From a structural perspective, what is needed is an excise tax system that discourages predatory pricing and thus protects government revenues and public health objectives. Specific taxes, minimum excise taxes and minimum reference prices are three ways by which governments can achieve this goal. Today, one or more of these are in place in 23 out of 25 of PMI’s top OCI markets.

(SLIDE 22.)

The latest update of the European Union’s excise tax framework shows a reasonable approach and includes several structural improvements. The foreseen increases of minimum tax yields are manageable as transition periods until 2018 have been granted to Central European countries and the excise tax incidence increases are not expected to impact any major Western European countries.

The new directive also introduces three structural improvements. First, the maximum specific ratio to total tax moves from 55% now to 76.5%, which will make an almost exclusively specific excise tax system possible. Second, the limitations on the level of the minimum excise tax are removed. This is particularly important in the context of a potentially adverse future European Court of Justice ruling on the Minimum Reference Price concept, as it provides governments with an alternative tool to limit downtrading. Third, the excise tax advantage of fine cut will be reduced over time.

(SLIDE 23.)

The visibility and predictability thus obtained across the European Union, along with the long-term approach taken by governments such as Indonesia and Russia, provide a strong framework for optimizing pricing decisions. Our pricing strategy seeks to balance consumer affordability, the competitive environment and margin enhancement against any potential adverse volume/mix impact on a market by market basis.

(SLIDE 24.)

This approach served us very well in 2009 when we achieved a favorable pricing variance of nearly $2 billion, 3.5 times our adverse volume/mix variance. I have said in the past that earnings per share are more important for our shareholders than cigarettes per share. As you can clearly see, we are striking the appropriate balance.

(SLIDE 25.)

In 2009, we implemented price increases in every single important EU market and in all the key markets outside the EU except Japan and Korea. This year, we have continued this approach and have already implemented two thirds of the price increases embedded in our 2010 EPS guidance.

Of course, pricing is an effective tool only if consumer downtrading is limited and the brand portfolio is strong and broad enough to maintain one’s competitive position. Let’s, therefore, have a look at those two elements.

(SLIDE 26.)

In 2009, consumer downtrading was limited to a number of selected markets where unemployment increased quite dramatically. One of these markets was Russia. While Nielsen data would seem to indicate a slight acceleration of consumer downtrading in Russia in the second half of the year, our shipment mix data, shown here, indicates that, on the contrary, the rate of decline of the premium segment slowed down and stabilized in the second half of the year compared to the first half, though the contraction in the mid-price segment continued at a similar pace as before. In fact, we expect the situation to stabilize by around mid 2010 and to reverse once employment levels start to increase again and consumer confidence improves.

(SLIDE 27.)

The resilience of our above premium brand Parliament and the strength of our low and super-low price brands Bond Street, Next and Optima has enabled us to gain share in Russia during this recession. In the fourth quarter of 2009, we obtained a market share of 25.7%, up 0.4 points compared to the fourth quarter of 2008.

(SLIDE 28.)

In neighboring Ukraine, where tax-driven price increases have been huge, our shipment mix has remained remarkably stable.

(SLIDE 29.)

Our strong and broad portfolio has enabled us to continue to gain market share in Ukraine. In the fourth quarter, at 36.2%, we were 0.9 points ahead of the same period a year earlier.

(SLIDE 30.)

The third important market that has suffered from consumer downtrading is Spain, whose economy and employment levels are heavily dependent on the construction industry and tourism, two sectors that have been particularly badly hit. The premium segment declined 2.3 points to 15.8% in the fourth quarter of 2009, though the year on year decline appears to be moderating. The mid-price segment started to be impacted in the second half of last year, particularly in the south, where our Chesterfield brand has traditionally been very strong and where unemployment levels are significantly above the national average. Unfortunately, there are no signs yet in Spain of any meaningful economic recovery and we expect Spain to be one of the last important markets to emerge from the global economic recession.

(SLIDE 31.)

The timely launch of the shorter Marlboro pocket pack in October 2008 and the strong performance of L&M in 2009 have enabled us to largely offset the impact of consumer downtrading on the parent Marlboro family and on Chesterfield in Spain, and thus maintain our overall market share at around 32%.

(SLIDE 32.)

Governments have their fair share of influence on taxes and prices and the recession has impacted consumer behavior in selected markets, but when it comes to marketing and sales, the key is to be stronger than the competition.

(SLIDE 33.)

And we are! You have only to look at our share trends in both OECD and non-OECD markets, the Marlboro innovation and new architecture, and our strong and broad portfolio.

(SLIDE 34.)

Our leading brand, and the world’s only truly global cigarette brand, is, of course, Marlboro, which achieved a very promising 4.3% volume growth in Asia and double digit growth in North Africa last year, though its global volume was adversely impacted by continued overall market contractions in developed markets and consumer downtrading in selected markets. Marlboro notably gained 0.4 share points in Japan to reach a 10.5% share and expanded its position in several other markets, including Algeria, Argentina, Brazil, Greece, Hong Kong, Indonesia, Italy, Korea, the Philippines, Poland, Portugal and Romania. This was realized thanks to the new Marlboro architecture and the successful development and launch of innovative line extensions.

(SLIDE 35.)

This is the new Marlboro flavor line-up.

(SLIDE 36.)

We have upgraded the Marlboro Red packaging, giving the product an improved look and a more tactile feel. As evidenced by market research in France, consumers are reacting positively to the new pack, highlighting that it is more beautiful, more modern, more innovative and in the spirit of the times. The upgraded Marlboro Red has been introduced in nine markets, representing 32% of the brand’s volume. By the end of this year, we expect to increase this coverage to over 75% of worldwide volume.

(SLIDE 37.)

Our key innovation in the flavor line-up is Marlboro Filter Plus and Marlboro Flavor Plus. As you know, this has a tobacco plug in the filter to add flavor. It is now available in 38 markets, as well as selected duty-free outlets. The brand is helping to expand our share in the ultra-light taste and 1mg tar segments, and its introduction has had a positive “halo” effect on the brand, as evidenced by share developments in Korea.

(SLIDE 38.)

Two of our objectives with Marlboro Flavor Plus, and other innovative new product introductions, were to improve Marlboro’s demographic profile and to attract adult smokers of competitive brands. This has clearly been achieved with the 6 mg variant of Marlboro Flavor Plus in Slovakia.

(SLIDE 39.)

This is the new, very broad Marlboro Gold line up.

(SLIDE 40.)

Marlboro Gold Touch is a slightly slimmer cigarette in novel packaging. In 2009, it was launched in eight markets and, in the fourth quarter, achieved a market share of 1.5% in Italy, 0.8% in Romania and 0.6% in Greece.

(SLIDE 41.)

In July, we introduced Marlboro Gold Touch in two variants in Moscow. By December, it had achieved a 0.5% market share there. This is very promising in a city which tends to be a trend setter for affluent Russian consumers. The brand’s demographic profile is very positive with over half its smokers being 18 to 24 year olds and its cannibalization rate has been an unusually low 12%.

(SLIDE 42.)

In addition to the continued sale of traditional menthol products, the Marlboro Fresh line-up takes an innovative approach that includes different levels of mentholation, and the use of mentholated threads and capsules in the filter, to deliver different freshness sensations.

(SLIDE 43.)

We launched Marlboro Black Menthol in Japan in the third quarter of 2008 and it has been a phenomenal success. Further boosted by a 1 mg line extension, Marlboro Black Menthol captured a 1.3% share of market in the fourth quarter of 2009.

(SLIDE 44.)

This has enabled us to return Marlboro to its historical growth path in Japan.

(SLIDE 45.)

In Mexico, our launch of Marlboro Fresh and Marlboro Black Freeze, both of which have a special mentholated thread in the filter, has attracted strong adult smoker interest and helped increase the size of the menthol segment from 4.6% in 2007 to 5.9% in 2009. Last year, we captured 83% of the menthol segment in Mexico, up more than 5 points in two years, driven by the success of Marlboro.

(SLIDE 46.)

We have accelerated the level of innovation around Marlboro since the spin-off. For example, in the fourth quarter of 2009, innovative line extensions launched since the spin-off of PMI accounted for 21% of the brand’s volume in Russia and 19% in Japan, two markets where new product launches and relevant innovation are essential for success.

(SLIDE 47.)

Our other key premium international brand is Parliament. Its volume remained stable in 2009 at 37.3 billion units, an excellent performance in a recessionary environment. The brand increased its share year on year in the four key markets of Turkey, Korea, Russia and Ukraine and was stable in Japan. We have launched super-premium variants of Parliament in Eastern Europe and Japan to further reinforce the brand’s luxury image.

(SLIDE 48.)

L&M is our second largest brand, generally positioned in the mid-price segment in emerging markets and in the profitable low-price segment in developed markets. While volume declined by 1.7% in 2009 to 90.8 billion units, this represented an improved performance compared to the previous two years, indicating that the overhaul carried out in 2007 is starting to have a positive impact in Eastern Europe and emphasizing the huge potential for L&M in a wide range of geographies. For example, L&M volume grew by 19% last year in the Middle East and Africa, with strong performances in Algeria and Egypt.

(SLIDE 49.)

In the EU Region, L&M’s volume grew by close to 9% in 2009 and was up 17% in the fourth quarter. In terms of market share gains last year, Slovakia stands out with a 6.7 share point growth, though the brand also gained more than one share point in the important Spanish and German markets.

(SLIDE 50.)

L&M is now very firmly established as our second leg across a wide range of EU markets, having notably achieved market shares of 14.7% in Poland, 13.9% in Belgium, 8.8% in Germany and 6.7% in Spain in the fourth quarter of 2009. On an EU Region basis, L&M gained 0.5 share points in 2009 to reach a regional share of 5.5% for the year, consolidating its position as the industry’s second best selling cigarette brand in the region after Marlboro.

(SLIDE 51.)

While our innovation and marketing efforts are primarily focused on premium and mid-price international brands, these are complemented by local heritage and low-price international. I would like to highlight the strong performance of three of them.

(SLIDE 52.)

Our premium Indonesian local heritage brand A Mild is the market leader and the fastest growing amongst the top 10 leading brands in this huge market. In the second half of 2009, it achieved a 10.9% market share, half a point ahead of the same period in 2008.

(SLIDE 53.)

Delicados was traditionally a local non-filter cigarette brand in Mexico. Over the last five years it has been successfully transformed with the launch of filter versions in a soft pack and then, in 2007, a box variant. While Delicados is positioned in the low price segment, it retails at only a one third discount to Marlboro and therefore generates attractive margins.

(SLIDE 54.)

Bond Street has successfully grown its market share in Russia not only by attracting consumers downtrading to less expensive products, but also by increasing its share in the 60 billion unit plus low-price segment to nearly 25% in the fourth quarter of 2009, from just over 20% in the first quarter of 2008.

(SLIDE 55.)

The next ingredient to success is to keep your costs under control.

(SLIDE 56.)

As you know, we have a three year productivity improvement and cost reduction program, which is expected to generate $1.55 billion in gross cost savings by the end of this year. So far, we have achieved slightly more than $1.0 billion through the transfer of US sourced production to our factories in Europe, productivity improvements, including the rationalization of blends and brand specifications, our shared service centers for finance, human resources and procurement, and a streamlining of back office support in the EU Region.

(SLIDE 57.)

As previously communicated, tobacco leaf cost increases for the period 2008 through 2010 are expected to be some $200 million more than originally anticipated, and our objective, therefore, is to stabilize leaf supplies going forward. Our own requirements in terms of tobacco leaf are quite predictable and farmers generally prefer consistent prices. We believe, therefore, that a balance between supply and demand should be achievable on a permanent basis. The tobacco leaf supply situation was balanced in 2009, and we also expect it to be balanced in 2010.

(SLIDE 58.)

Cash flow is ultimately the most important measure in our quest for success and our desire to reward our shareholders.

(SLIDE 59.)

In 2009, free cash flow increased by 4.9%, or $333 million, to reach more than $7.1 billion in 2009, despite an estimated adverse currency impact of $1.5 billion. Absent currency, free cash flow would thus have increased by 26%.

(SLIDE 60.)

At the time of the spin-off, we told you about our three year cumulative operating cash flow target of $22 billion. By the end of last year, we had already generated $15.8 billion in the first two years, $1.9 billion ahead of target, and this despite less favorable exchange rates.

(SLIDE 61.)

And this target does not include the new working capital improvement project that we developed last year, following extensive benchmarking of other consumer product companies, and that we shared with you in November. This project aims to generate additional cash of $750 million to $1 billion over a three year period. This will be achieved through supply chain initiatives, a tighter management of tobacco leaf inventory durations, improved forestalling regulations, and, most importantly, rigorous finished goods inventory management. Visibility across the supply chain is key and we are therefore investing some $15 million in information systems behind this project.

(SLIDE 62.)

Our tremendous cash flow, combined with our strong balance sheet and our strong long-term and short-term credit ratings, has enabled us to issue over $10 billion in bonds with well-laddered maturities at an attractive cost of long-term debt of 5.6%. We have also had continuous access to the tier 1 commercial paper market, where we have borrowed at interest rates well below 1%.

(SLIDE 63.)

Our goal going forward is to preserve our current credit ratings whilst having the flexibility to make acquisitions within these ratings.

(SLIDE 64.)

Acquisitions and other new business ventures complement organic growth.

(SLIDE 65.)

They often provide unique opportunities to enter new markets or significantly step up our presence. Key examples of this have been Sampoerna in Indonesia, Lakson in Pakistan, Rothmans in Canada, and Coltabaco in Colombia, as well as our purchase of the fine cut brands Interval and Petterøes and a pipe tobacco and nasal snuff business in South Africa, and the establishment of our snus joint venture with Swedish Match.

(SLIDE 66.)

These acquisitions have supplemented our organic growth in a way that has transformed our position in emerging markets. Our share of the top ten emerging markets excluding China has grown from an estimated 16% in 2004 to an estimated 24% in 2009. We are now the largest company overall in these markets, ahead of BAT with an estimated 19% share and Japan Tobacco with an estimated 15% share.

(SLIDE 67.)

We have a strong position in eight of the ten markets with market shares of 25% or above in Russia, Indonesia, Ukraine, Turkey, the Philippines and Pakistan. We are the leader in three of these markets, namely Indonesia, Ukraine and Turkey, and the largest international company in both the Philippines and Egypt.

(SLIDE 68.)

M&A activities are of course just one of the ways we use our growing cash flow to enhance shareholder returns.

(SLIDE 69.)

In September 2009, we increased our dividend by a further 7.4% to an annualized level of $2.32 per share. As of the end of December last year, our dividend yield stood at 4.8%. This was the highest yield amongst our peer group of consumer products companies except for Vodafone.

(SLIDE 70.)

Our optimism regarding the future is underscored by our announcement last week of a new three-year $12 billion share repurchase program, which will run from May this year through April 2013. We further anticipate that our total 2010 share repurchases will be in the $4 billion range.

We believe that our new share repurchase program strikes an optimal balance between our relentless desire to continue to reward shareholders and our goal of preserving the financial flexibility that a strong balance sheet and credit rating provides.

(SLIDE 71.)

In 2009, we returned $10 billion to shareholders through dividends and share repurchases. Since the March 2008 spin-off, we have returned more than $17 billion to our shareholders, representing 19% of our current market capitalization, an achievement few companies on the US stock market have matched.

(SLIDE 72.)

When you look at our revenue and adjusted income growth excluding currency in 2009, you can see that our results are superior to other leading consumer product companies, specifically Coca-Cola and Pepsico.

(SLIDE 73.)

In 2010, we are expecting to reach or surpass all our mid to long-term currency neutral annual financial growth targets. At prevailing exchange rates, our reported EPS guidance of $3.75 to $3.85 represents an increase of 16 to 19% for 2010. On a currency neutral basis the projected reported EPS growth rate is 12 to 15%. Measured against adjusted 2009 EPS of $3.29, the increase represents a growth rate of between 11% and 14%, excluding currency.

(SLIDE 74.)

In spite of our strong 2009 results and our bullish 2010 outlook, our price/earnings ratios, both on a trailing and a forward basis, remains significantly lower than those other leading consumer product companies.

We, therefore, believe that the stock market does not yet fully value the underlying strength of our business and its excellent momentum.

(SLIDE 75.)

Thank you for your interest in our company. I will now be happy to answer your questions.